UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of earliest event reported: December 13, 2006
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2006, the Caterpillar Inc. Board of Directors elected Mr. Daniel M. Dickinson as an independent director effective immediately with term expiring at the annual meeting of stockholders in 2009. Mr. Dickinson’s election was to fill the vacancy created by the Board action also taken on December 13, 2006 to increase the number of directors from thirteen to fourteen. On the same date, the Board also appointed Mr. Dickinson to serve as a member of the Compensation Committee of the Board.

A copy of the press release regarding Mr. Dickinson is filed as Exhibit 99.1 to this Form 8-K and is hereby incorporated herein by reference.

The election of Mr. Dickinson was not pursuant to any arrangement or understanding between Mr. Dickinson and any third party. As of the date of this report, neither Mr. Dickinson nor his immediate family member is a party, either directly or indirectly, to any transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

In 2006, Mr. Dickinson will receive $7,500, which he may elect to receive in cash or stock, (representing one month of the $90,000 annual retainer for non-employee directors in 2006 on a prorated basis). In 2007, Mr. Dickinson will be compensated consistently with previously disclosed compensation programs for non-employee directors and will receive an annual retainer and other stock-based awards as may be approved by the Board.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits:
	99.1	Caterpillar Inc. Press Release dated December 14, 2006.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

December 14, 2006	By:	/s/ James B. Buda

James B. Buda
Vice President